Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) by and between The Warnaco Group, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Frank Tworecke (the “Executive”), is dated as of April 25, 2012.

WHEREAS, the Company and the Executive are party to an employment agreement dated as of April 16, 2004, as amended (the “Employment Agreement”) (all capitalized terms not defined herein shall have the meanings ascribed to them in the Employment Agreement);

WHEREAS, the Executive and the Company have agreed that the Executive will retire in accordance with the terms of this Agreement;

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.           Responsibilities Through July 1, 2012.  As of the date of this Agreement and through July 1, 2012, the Executive shall serve as the Company’s Group President, Sportswear and the Executive agrees to devote his full business time and attention to the satisfactory performance of such position.

2.           Resignation as Executive Officer on July 1, 2012.  Effective as of July 1, 2012 (the “Resignation Date”), the Executive shall resign from serving as the Group President, Sportswear and, except as provided in Section 3 of this Agreement, from all other positions the Executive then holds as an officer and employee of the Company or as an officer, employee or member of the board of directors of any of the Company’s affiliates.  The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned from such positions on the Resignation Date, regardless of when or whether he executes any such documentation.

3.           Transition Period.  During the period commencing on the Resignation Date and continuing through December 31, 2012  (or such earlier date if the Executive terminates his employment, his employment is terminated for Cause or he dies, in each case prior to December 31, 2012) (the “Separation Date” and, such continuation period, the “Transition Period”), the Executive shall serve as a non-officer employee of the Company, providing strategic advice and working on special projects pursuant to the direction of the Company’s Chief Executive Officer.  In this capacity, the Executive shall provide no less than 20 percent of the average level of services performed by him during the last three years of his employment with the Company.  The Executive’s employment shall terminate without any further action of either party on the Separation Date.

4.           Base Salary and Benefits.  Up through the Resignation Date and during the Transition Period, the Executive shall continue to be paid his current Base Salary in accordance with the Company’s normal payroll practices (with each such payroll payment deemed to be a separate payment for purposes of Section 409A) and receive the payments and entitlements set forth in paragraph 4 of the Employment Agreement.   Except as otherwise provided in Section 5 of this Agreement, the Executive shall not be entitled to receive any other payments, benefits or entitlements from the Company or any affiliate, including, without limitation, any annual bonus or any additional long-term incentive and/or equity awards or Supplemental Awards.  Through the Separation Date, the Executive shall remain subject to all the Company’s policies and procedures.

5.           Additional Payments.  Provided that (x) the Executive’s employment is not terminated for Cause or he does not resign his employment, in each case prior to December 31, 2012, and (y) he does not die prior to the Resignation Date, and subject to, and in consideration of, the Executive’s execution and non-revocation of the release of claims against the Company attached hereto as Exhibit A (the “Release”) within 21 days following the Separation Date and his compliance with this Agreement, the Executive (or his estate, as applicable) shall be entitled to the following:

(a)           a fully vested Supplemental Award equal to 13% of the sum of (i) the actual base salary paid to the Executive for fiscal year 2012 and (ii) notwithstanding anything to the contrary in paragraph 3(d) in the Employment Agreement, the amount paid to the Executive pursuant to Section 5(d) below, with such amount to be granted and paid in accordance with paragraph 3(d) of the Employment Agreement, provided that (x) the grant date shall be April 1, 2013 and (y) if the payment date pursuant to paragraph 3(d) of the Employment Agreement would result in a payment prior to April 1, 2013, the payment date for this award shall be April 1, 2013;

(b)           a severance payment in the amount of $825,000, payable on March 1, 2013;

(c)           an additional severance payment in the amount of $870,000, payable in 2013, but in all events no later than March 1, 2013;

(d)           an additional severance payment in the amount of $400,000, payable in 2013, but in all events no later than March 1, 2013;

(e)           if the Executive renews the lease on his current New York City apartment and provides the Company with such executed lease no later than August 1, 2012, an additional payment equal to the monthly rent due for such apartment for January 2013 through the earliest of (i) June 2013, (ii) the date such lease ends and (iii) the date the Executive no longer occupies such apartment, payable in 2013, but in no event later than June 1, 2013; and

(f)            provided the Executive makes a timely election under COBRA, continued participation for the Executive and his eligible dependents in the Company’s medical and dental plans in which the Executive and his eligible dependents were participating immediately prior to the Separation Date until the earlier of (a) the 18th month anniversary of the Separation Date, or (b) the date, or dates, the Executive receives equivalent coverage under the plans and programs of a subsequent employer; provided that, at the Company’s election, the Executive shall pay the full cost of such COBRA premiums and the Company shall promptly reimburse the Executive for its portion of the premiums (as if the Executive had continued in employment); and provided, further, that in no event shall there be any gross up provided by the Company for any tax liabilities or otherwise.

For purposes of Section 409A, each payment under each clause of this Section 5 shall be deemed to be a “separate payment”.

6.           Outstanding Equity Awards.  The Executive’s outstanding equity awards are  set forth on the schedule attached hereto as Schedule I and shall be treated in accordance with the applicable plans and award agreements.

7.           Supplemental Awards.  The Executive’s outstanding Supplemental Awards are fully vested and all Supplemental Awards, except for the award payable pursuant to Section 5 above, shall be delivered or paid to the Executive (or his estate) in accordance with paragraph 3(d) of the Employment Agreement.

8.           Non-Disparagement.  On and after the date hereof, the Executive and the Company each agree that the mutual non-disparagement covenants contained in paragraph 13 of the Employment Agreement shall be incorporated by reference in this Agreement and shall remain in full force and effect.

9.           Confidentiality; Assignment of Rights; Return of Property.  On and after the date hereof, the Executive shall continue to be subject to the confidentiality provisions, the assignment of rights (for Rights made or conceived during the Executive’s employment), and return of property provisions set forth in paragraphs 14, 15 and 16 of the Employment Agreement, which provisions are incorporated by reference in this Agreement and shall remain in full force and effect.

10.         Non-Competition and Non-Solicitation.  The Executive acknowledges that in the Executive’s capacity in management the Executive has had a great deal of exposure and access to the trade secrets of the Company or its affiliates and other confidential information of the Company and its affiliates.  Therefore, to protect such trade secrets and such other confidential information, in addition to the Executive’s obligations not to engage in a “Competitive Activity” pursuant to the applicable award agreements for any equity awards, the Executive agrees as follows:

(a)           During the Executive’s employment with the Company or any affiliate and for 12 months following the Separation Date, the Executive shall not, other than in the ordinary course of performing the Executive’s duties for the Company prior to the Separation Date or as agreed by the Company in writing, engage in a “Competitive Business,” directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity, in any geographic location in which the Company or any of its affiliates is engaged in business.  The Executive shall not be deemed to be in violation of this Section 10(a) by reason of the fact that the Executive owns or acquires, solely as an investment, up to two percent (2%) of the outstanding equity securities (measured by value) of any entity.  “Competitive Business” shall mean a business primarily engaged in apparel design or apparel wholesaling in competition with the Company or any of its affiliates.  The Company agrees to consider in good faith any written request by the Executive concerning whether an entity or person qualifies as a “Competitive Business”.

(b)           During the Executive’s employment with the Company or any Affiliate and for 18 months following the Separation Date, the Executive shall not, other than in the ordinary course of the Company’s business prior to the Resignation Date or with the Company’s prior written consent, directly or indirectly, solicit or encourage any customer of the Company or any of its affiliates to reduce or cease its business with the Company or any such affiliate or otherwise interfere with the relationship of the Company or any affiliate with its customers.

(c)           During the Executive’s employment with the Company or any affiliate and for 18 months following the Separation Date, the Executive shall not, other than in the ordinary course of the Company’s business prior to the Resignation Date or with the Company’s prior written consent, directly or indirectly, solicit any employee of the Company or any affiliate of the Company to terminate his/her employment (excluding, only, his personal assistant) on his behalf or on behalf of any other person or entity or hiring any key employee (e.g., any management-level employee or any designer) of the Company or any affiliate.

11.         Cooperation.  On and after the date hereof, the Executive and the Company each agree that the provisions of the cooperation covenant contained in paragraph 20 of the Employment Agreement shall be incorporated by reference in this Agreement and shall remain in full force and effect.

12.         Injunctive and Other Relief.  The Executive expressly agrees and acknowledges any breach or threatened breach of any of his obligations under Section 8, Section 9 or Section 10 above will cause the Company immeasurable and irreparable harm for which there is no adequate remedy at law, and as a result of this, the Company shall be entitled to seek the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of itself, without the necessity of posting a bond, restraining the Executive from committing or continuing to commit any such violation.

13.         No Mitigation; Offset.  The Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise and, except as otherwise provided in Section 5 of this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment (provided such employment is after the Separation Date and consistent with Section 10 hereof).  Notwithstanding anything herein to the contrary or otherwise, the Executive’s equity awards shall be subject to cancellation and recoupment by the Company, and shall be repaid by the Executive to the Company, to the extent required by law or regulation or pursuant to any listing requirement for the Company’s stock, or by any Company policy or agreement.

14.         Indemnification; Tax Matters; Resolution of Disputes.  Notwithstanding the other provisions of this Agreement, the indemnification and other provisions set forth in paragraphs 18, 19, 28 and 29 of the Employment Agreement are incorporated by reference in this Agreement and shall remain in full force and effect; provided, however, where applicable any reference to “you” or “this Agreement” in such sections shall mean the Executive and this Retirement Agreement, respectively.

15.         Compliance with Section 409A of the Code.  Notwithstanding other provisions of this Agreement, the provisions relating to Section 409A of the Code set forth in the Employment Agreement (including, without limitations, those provisions set forth in paragraphs 3(d), 4 and 11(b)  of the Employment Agreement) are incorporated by reference in this Agreement and shall remain in full force and effect.

16.         Entire Agreement. As of the date hereof, this Agreement sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof, and, as of the date hereof, supercedes in its entirety the Employment Agreement and any compensation and/or severance plan, policy or arrangement of the Company or any other agreement, plan, policy or arrangement with respect to the subject matter hereof; provided that (x) if the Executive dies prior to the Resignation Date, his estate shall be entitled to the payments and entitlements set forth in paragraph 6 of the Employment Agreement and shall not be entitled to any payment, benefit or entitlement pursuant to this Agreement, (y)  if the Executive’s employment is terminated for Cause or he terminates his employment, in each case prior to December 31, 2012, he shall only be entitled to the provisions of Sections 4 and 7 above (with the Separation Date being the date the Executive’s employment so terminates) and his equity awards shall be treated in accordance with the applicable plan and award agreements, and (z) if there is a Change in Control prior to December 31, 2012 and the Executive receives written notice from the Company that his employment is being terminated without Cause on or after the date of the Change in Control but prior to December 31, 2012, he shall be entitled to the payments and benefits under paragraph 8 of the Employment Agreement and this Agreement shall be null and void and of no further effect as of the date of such notice.  For the avoidance of doubt, in no event shall paragraphs 5 or 9 of the Employment Agreement apply for any termination of the Executive’s employment on or after the date of this Agreement, and if the Executive remains employed through December 31, 2012 then he shall only be entitled to the payments under Section 5 of this Agreement and not any payment, benefit or entitlement under the Employment Agreement, including, without limitation, pursuant to paragraph 8 of the Employment Agreement.  In addition, if the Company terminates the Executive’s employment for any reason prior to December 31, 2012 other than for Cause or because the Executive breached the terms of this Agreement and provided a Change in Control has not occurred prior to such termination date, the Executive shall be entitled to the payments and benefits of this Agreement as if he remained employed through December 31, 2012.  Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that except as specifically set forth in Section 4, 5, 6, and 7 of this Agreement, he is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from the Company on and after the date hereof.  As of the date hereof, the Executive expressly waives his right to terminate his employment for Good Reason under the Employment Agreement.

17.         Assignability; Binding Nature; Severability.  Notwithstanding the other provisions of this Agreement, the provisions of paragraphs 22 and 24 of the Employment Agreement are incorporated by reference in this Agreement and shall remain in full force and effect; provided, however, that any reference to “this Agreement” in such sections shall mean this Retirement Agreement.

18.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of New York without reference to principles of conflicts of law.

19.         Notices.  Any notice given to a party to this Agreement (a “Party”) shall be in writing and shall be deemed to have been given (i) when delivered personally (provided that a written acknowledgement of receipt is obtained), (ii) three days after being sent by certified or registered mail, postage prepaid, return receipt requested, or (iii) two days after being sent by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier), with any such notice duly addressed to the Party concerned at the address indicated below or to such other address as such Party may subsequently designate by written notice in accordance with this Section 19:

If to the Company:	The Warnaco Group, Inc.
501 Seventh Avenue
New York, New York 10018 Attention: General Counsel

If to the Executive:	The most recent address in the Company’s records.

20.         Withholding of Taxes.  The tax withholding and other provisions set forth in paragraph 27 of the Employment Agreement are incorporated by reference in this Agreement and shall remain in full force and effect.

21.         Miscellaneous.  No provision of this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company.  No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing signed by the Party against whom it is being enforced (either the Executive or an authorized officer of the Company, as the case may be). The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

22.         Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile signature, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

THE WARNACO GROUP, INC.

By:	/s/ Jay L. Dubiner
Name: Jay L. Dubiner
Title: Executive Vice President, General Counsel

THE EXECUTIVE

/s/ Frank Tworecke
Frank Tworecke

EXHIBIT A

AGREEMENT AND RELEASE OF CLAIMS

THIS AGREEMENT AND RELEASE is executed by the undersigned (the “Executive”) as of the date hereof.

WHEREAS, the Executive and The Warnaco Group, Inc. (the “Company”) entered into a retirement agreement dated as of April 25, 2012 (the “Retirement Agreement”);

WHEREAS, the Executive has certain entitlements pursuant to the Retirement Agreement subject to the Executive’s executing this Agreement and Release and complying with its terms.

NOW, THEREFORE, in consideration of the payments set forth in Section 5 of the Retirement Agreement and other good and valuable consideration, the Executive agrees as follows:

The Executive, on behalf of himself and his dependents, heirs, administrators, agents, executors, successors and assigns (the “Executive Releasors”), hereby releases and forever discharges the Company and its affiliated companies and their past and present parents, subsidiaries, successors and assigns and all of the aforesaid companies’ past and present officers, directors, employees, trustees, shareholders, representatives and agents (the “Company Releasees”), from any and all claims, demands, obligations, liabilities and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether known or unknown, that any Executive Releasor had, may have had or now has against the Company or any other Company Releasee as of the date of execution of this Agreement and Release arising out of or relating to the Executive’s employment relationship, or the termination of that relationship, with the Company (or any affiliate), including, but not limited to, any claim, demand, obligation, liability or cause of action arising under any Federal, state, or local employment law or ordinance (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act of 1991, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act (other than any claim for vested benefits), the Family and Medical Leave Act, and the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act (“ADEA”)), tort, contract, or alleged violation of any other legal obligation (collectively “Released Executive Claims”).  In addition, in consideration of the promises and covenants of the Company, the Executive, on behalf of himself and the other Executive Releasors, further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to any of the foregoing actions, causes of action, claims or charges that are known or suspected to exist in the Executive’s favor as of the date of this Agreement and Release.  Anything to the contrary notwithstanding in this Agreement and Release or the Retirement Agreement, nothing herein shall release any Company Releasee from any claims or damages based on (i) any right or claim that arises after the date of this Agreement and Release pertaining to a matter that arises after such date, (ii) any right the Executive may have to enforce Sections 4, 5, 6, 7 or 14 of the Retirement Agreement, (iii) any right or claim the Executive may have to benefits that have accrued or vested as of the Date of Termination or any right pursuant to any qualified retirement plan or (iv) any right the Executive may have to be indemnified by the Company to the extent such indemnification by the Company or any Affiliate is permitted by applicable law or the Company’s by-laws.

The Executive understands that nothing in this Agreement and Release shall be construed to prohibit him from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, and/or any federal, state or local agency.  Notwithstanding the foregoing, the Executive hereby waives any and all rights to recover monetary damages in any charge, complaint, or lawsuit filed by him or by anyone else on his behalf based on events occurring prior to the date of this Agreement and Release.

The Executive agrees that he shall continue to be bound by, and will comply with, the provisions of Sections 8, 9, 10 and 11 of the Retirement Agreement and the provisions of such sections, along with Section 12 and 13 of the Retirement Agreement, shall be incorporated fully into this Agreement and Release.

The Executive acknowledges that he has been provided a period of at least 21 calendar days in which to consider and execute this Agreement and Release.  The Executive further acknowledges and understands that he has seven calendar days from the date on which he executes this Agreement and Release to revoke his acceptance by delivering to the Company written notification of his intention to revoke this Agreement and Release in accordance with Section 19 of the Retirement Agreement.  This Agreement and Release becomes effective when signed unless revoked in writing and in accordance with this seven-day provision.  To the extent that the Executive has not otherwise done so, the Executive is advised to consult with an attorney prior to executing this Agreement and Release.

This Agreement and Release shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflicts of law.  Capitalized terms, unless defined herein, shall have the meaning ascribed to such terms in the Retirement Agreement.

IN WITNESS WHEREOF, the Executive has executed this Agreement and Release as of the date hereof.

Frank Tworecke

Date:

Frank Tworecke Equity Summary	Schedule I
23-Feb-12

Assumes December 31, 2012 retirement date
Grant Type	Plan ID	Grant Date	Grant Price	Options/RES Granted	Options Exercised/RES lapsed	Options/RES Outstanding	Options Exercisable	Options/RES Vested	Vesting Date	Options/RES Vesting	Vesting Date	Options/RES Vesting	Vesting Date	Options/RES Vesting	Last date to Exercise

Stock Option Summary1, 2
NQ	2005	03/07/2007	$27.07	20,400	7,400	13,000	13,000	13,000							03/31/2013
NQ	2005	05/14/2008	$50.13	20,200	0	20,200	20,200	20,200							03/31/2013
NQ	2005	05/13/2009	$27.02	30,400	0	30,400	20,267	20,267	03/04/2012	10,133					03/31/2013
NQ	2005R	03/03/2010	$43.28	16,100	0	16,100	5,367	5,367	03/03/2012	5,366	03/03/2013	5,367			12/31/2014
NQ	2005R	03/01/2011	$55.57	11,300	0	11,300	0	0	03/01/2012	3,767	03/01/2013	3,766	03/01/2014	3,767	12/31/2014
				98,400		91,000	58,834	58,834

Restricted Stock/Unit Summary 2
RES	2005	03/04/2009	$0.00	11,049	7,366	3,683	0	0	03/04/2012	3,683
RES	2005	05/13/2009	$0.00	12,100	0	12,100	0	0	03/04/2012	12,100
RSU	2005R	03/03/2010		7,250	0	7,250	0	0	03/03/2013	7,250
RSU	2005R	03/01/2011		5,200	0	5,200	0	0	03/01/2014	5,200
				35,599		28,233

Performance Share/Unit Summary 2,3
PU	2005R	03/03/2010	$0.00	7,250	0	7,250	0	0	03/03/2013	7,250
PU	2005R	03/01/2011	$0.00	5,200	0	5,200	0	0	03/01/2014	5,200
				12,450		12,450

Notes:
1	Options granted in 2009 or earlier that vest prior to retirement or thereafter must be exercised within 3 months of retirement
2
Equity granted in 2010 and later is retirement eligible and therefore continues to vest after retirement, and remains exercisable for 2 years from retirement, subject to the terms of the applicable award agreements.

3	Actual number of Performance Shares/Units vesting is contingent on performance and applicable award agreement. Shares shown are at target.

This schedule is subject to the applicable plan and award agreement, including, if applicable, any requirement not to engage in "Competitive Activity" in order to be eligible for continued vesting of equity awards or to exercise any vested options.